FNCB REPORTS 2004 EARNINGS

        A $2 million improvement in net interest income and a $600,000 increase in other income contributed to increased earnings at First National Community Bancorp, Inc., the parent company of First National Community Bank, in 2004. The $9.3 million earned for the year represents a $626,000, or 7%, improvement over the $8.6 million reported last year. Basic earnings per share increased 5% from $.82 in 2003 to $.86. During the fourth quarter, net income totaled $2.2 million compared to $2.0 million during the same period of last year. Net interest income improved $754,000, or 12%, and other income improved $46,000 to offset an increase in operating costs.

        In 2004, total assets increased $91 million, or 11%, to $907 million. Highlights of the year include a 13% increase in net loans, a 12% increase in total deposits and a 10% increase in outstanding capital. Cash dividends paid in 2004 totaled $3,885,000 or $.36 per share which represents a 19% increase in the total dividend and an 16% improvement in the per share dividend compared to the $.31 paid in 2003.

        FNCB operates sixteen offices throughout Lackawanna and Luzerne counties.